UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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(Name of Registrant As Specified In Its Charter)

KORN/FERRY INTERNATIONAL

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1900 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

July 26, 2007

Dear Stockholders:

It is my pleasure to invite you to attend the 2007 Annual Meeting of Stockholders of Korn/Ferry International. The Annual Meeting will be held on September 11, 2007 at 10:00 a.m. at the Intercontinental Hotel in Century City located at 2151 Avenue of the Stars, Los Angeles, California 90067.

At the Annual Meeting we will discuss the items of business discussed in the attached notice and give a report on our business operations.

We are delighted that you have chosen to invest in Korn/Ferry International and hope that, whether or not you attend the meeting, you will vote as soon as possible by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Your vote is important, and voting by written proxy will ensure your representation at the Annual Meeting. You may revoke your proxy in accordance with the procedures described in the proxy statement at any time prior to the time it is voted. If you attend the meeting, you may vote in person even if you previously mailed your proxy card.

Sincerely,

Paul C. Reilly
Chairman of the Board

1900 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

NOTICE OF ANNUAL MEETING

To Be Held On September 11, 2007

To the Stockholders:

On September 11, 2007, Korn/Ferry International (the “Company”) will hold its 2007 Annual Meeting of Stockholders at the Intercontinental Hotel in Century City located at 2151 Avenue of the Stars, Los Angeles, California 90067. The meeting will begin at 10:00 a.m.

Only stockholders who owned our common stock at the close of business on July 16, 2007 can vote at this meeting or any adjournments or postponements that may take place. The purposes of the Annual Meeting are to:

1.	Elect three directors to serve on the Board of Directors;

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2008 fiscal year; and

3.	Transact any other business properly presented at the meeting.

The Board of Directors recommends that you vote “FOR” the approval of each of the two proposals outlined in the Proxy Statement accompanying this notice.

A quorum comprised of the holders of a majority of the outstanding shares of our common stock on the record date must be present or represented for the transaction of business at the meeting. Accordingly, it is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the envelope provided. You may revoke your proxy at any time prior to the time it is voted by (1) notifying the Corporate Secretary in writing; (2) returning a later-dated proxy card; or (3) attending the meeting and voting in person.

This proxy statement is first being mailed to our stockholders on or about July 26, 2007. Please read the proxy materials carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Peter L. Dunn
Corporate Secretary and General Counsel

July 26, 2007

Los Angeles, California

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1. Q:	Why am I receiving this proxy statement and the other enclosed materials?

A:	The Board is providing these materials to you in connection with, and soliciting proxies for use at, our 2007 Annual Meeting of Stockholders, which will take place on September 11, 2007. As a stockholder on the record date, you are invited to attend the Annual Meeting and you are requested to vote on each of the proposals described in this proxy statement. You do not need to attend the Annual Meeting to vote your shares.

2. Q:	What information is included in this mailing?

A:	The information included in this proxy statement relates to, among other things, the proposals to be voted on at the Annual Meeting, the voting process and the compensation of the Company’s directors and executive officers.

3. Q:	What proposals will be voted on at the Annual Meeting?

A: (1)	The election of directors to serve on the Board;

(2)	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2008 fiscal year.

4. Q:	How does the Board recommend I vote on each of the proposals?

A:	The Board recommends that you vote your shares “FOR” all of its nominees to the Board and “FOR” the ratification of the appointment of the independent registered public accounting firm.

5. Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of the Company’s common stock as of the record date, which is the close of business on July 16, 2007, are entitled to vote at the Annual Meeting.

6. Q:	How many votes are provided to each share of common stock?

A:	Each share of the common stock of the Company outstanding as of the record date is entitled to one vote. As of the record date on July 16, 2007, 52,020,430 shares of the common stock of the Company were issued and outstanding.

7. Q:	How do I vote?

A:	You can vote either by completing, signing and dating each proxy card you received and returning it in the envelope provided or by attending the Annual Meeting and voting in person. Once you have submitted your proxy, you have the right to revoke your proxy at any time before it is voted by:

(1)	notifying the Corporate Secretary in writing;

(2)	returning a later-dated proxy card; or

(3)	attending the Annual Meeting and voting in person.

8. Q:	Who will count the votes?

A:	Representatives of Mellon Investor Services will count the votes and act as the inspector of election at the Annual Meeting.

9. Q:	What does it mean if I receive more than one proxy card?

A:	It means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

10. Q:	What shares are covered by the enclosed proxy card(s)?

A:	The shares on the enclosed proxy card(s) represent all shares owned by you as of the record date. These shares include shares (1) held directly in your name as the “stockholder of record” and (2) held for you as the “beneficial owner” through a stockbroker, bank or other nominee. If you do not return your proxy card(s) with respect to these shares, your shares may not be voted. If you own shares that are held in our 401(k) plan, you will receive a proxy card for those shares also. While the trustees of the 401(k) plan will vote those shares, you are requested to return that proxy card to advise the trustees of your wishes with respect to the matters to be voted on.

11. Q:	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

A:	Those terms refer to the following. You are a:

“Stockholder of record”, if your shares are registered directly in your name with the Company’s transfer agent, Mellon Investor Services. You are considered, with respect to those shares, to be the stockholder of record, and these proxy materials have been sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

“Beneficial owner”, if your shares are held in a stock brokerage account, including an Individual Retirement Account, or by a bank or other nominee. If you are considered to be the beneficial owner of shares held in “street name”, these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote (your broker or nominee has enclosed a voting instruction card for you to use) and you are invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting.

12. Q:	What if a beneficial owner does not provide the stockholder of record with voting instructions for a particular proposal?

A:	If you are a beneficial owner and you do not provide the stockholder of record with voting instructions for a particular proposal, your shares may constitute “broker non-votes,” as described below, with respect to that proposal.

13. Q:	What are “broker non-votes”?

A:	“Broker non-votes” are shares held by a broker or nominee with respect to which the broker or nominee does not have discretionary power to vote on a particular proposal or with respect to which instructions were never received from the beneficial owner. Shares which constitute broker non-votes with respect to a particular proposal will not be considered present and entitled to vote on that proposal at the Annual Meeting, even though the same shares will be considered present for quorum purposes and may be entitled to vote on other proposals.

14. Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposal No. 2, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you sign your proxy card or broker voting instruction card without voting “FOR,” “AGAINST” or “ABSTAIN” for any of the proposals, your shares will be voted in accordance with the recommendations of the Board. With respect to Proposal No. 2, abstentions will be equivalent to “AGAINST” votes, while broker non-votes will be disregarded and will have no effect on the approval or rejection of Proposals No. 1 and 2.

15. Q:	What is the voting requirement to approve each proposal?

A:	In order to conduct business at the Annual Meeting, a “quorum,” as described below, must be established. In the election of directors, the Board’s nominees will become directors so long as they receive a plurality of “FOR” votes; however, if any additional nominees for director are properly brought before the stockholders for consideration, only the nominees who receive the highest number of “FOR” votes will become directors. Approval of Proposal No. 2 will require affirmative “FOR” votes from a majority of those shares present (either in person or by proxy) and entitled to vote at the Annual Meeting.

16. Q:	What is a “quorum”?

A:	A “quorum” is a majority in voting power of the outstanding shares of common stock entitled to vote. A quorum must be present or represented by proxy at the Annual Meeting for business to be conducted. Abstentions and broker non-votes will be counted as present for quorum purposes.

17. Q:	What happens if additional matters (other than the proposals described in this proxy statement) are presented at the Annual Meeting?

A:	The Board is not aware of any additional matters to be presented for a vote at the Annual Meeting; however, if any additional matters are properly presented at the Annual Meeting, your signed proxy card gives authority to Paul C. Reilly and Gary D. Burnison to vote on those matters in their discretion.

18. Q:	How much did this proxy solicitation cost?

A:	We hired Mellon Investor Services to assist in the distribution of proxy materials and solicitation of votes for approximately $23,000. The fees include out of pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors (the “Board”) is divided into three classes, with one class elected at each Annual Meeting. Directors of each class are elected to serve for three year terms. At this Annual Meeting, we will elect three directors and the Board for the coming year will be composed of eleven directors. The Board’s nominees for election as directors will be elected to serve as Class 2010 Directors for a term of three years. The nominees for election at the Annual Meeting to serve as Class 2010 Directors are James E. Barlett, Gary D. Burnison and Edward D. Miller. Detailed information regarding each of these nominees is provided on pages 9-10 of this proxy statement. We do not expect any of the nominees to become unavailable to stand for election, but, should this happen the Board will designate a substitute for each unavailable nominee. Proxies voting for any unavailable nominee will be cast for that nominee’s substitute. Each of the nominees has consented to be named as a nominee in this proxy statement.

Required Vote

The Board’s nominees will become directors so long as they receive a plurality of “FOR” votes. If, however, any additional nominees for director are properly brought before the stockholders for consideration, only the nominees who receive the highest number of “FOR” votes will become directors.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” each of the nominees named above for election as a director. Proxies will be voted “FOR” each of the nominees named above unless you otherwise specify on your proxy card.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since March 2002. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Neither the Company’s certificate of incorporation nor bylaws requires that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain such independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions and may also make a statement if they so desire.

The following table sets forth fees for services Ernst & Young LLP provided during fiscal 2006 and 2007:

	2006	2007
Audit fees(1)	$1,440,300	$1,588,000
Audit-related fees(2)	63,600	28,400
Tax fees(3)	373,000	536,000
All other fees	0	0

Total	$1,876,900	$2,152,400

(1)	Represents fees for audit services, including fees associated with the annual audit, the reviews of the Company’s quarterly financial statements, statutory audits required internationally, for attestation services related to Sarbanes-Oxley Section 404 compliance and statutory audits required by governmental agencies for regulatory, legislative and financial reporting requirements.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm that are not included in Audit Fees, fees for employee benefits plan audit, due diligence related to mergers and acquisitions, internal control reviews and consultation concerning financial accounting and reporting standards not classified as Audit Fees.

(3)	Represents fees for tax compliance, planning and advice. These services included tax return compliance.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to help assure that they do not impair the registered public accounting firm’s independence from the Company. The Audit Committee may either approve the engagement of the independent registered public accounting firm to provide services or pre-approve services to be provided on a case by case basis. The Audit Committee believes that the combination of these two approaches will result in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm. The Audit Committee will also consider whether the independent registered public accounting firms are best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is determinative. The Audit Committee requires the rotation of its independent registered public accounting firm’s audit partners as required by the Sarbanes-Oxley Act and the related rules of the SEC.

All requests or applications for Ernst & Young LLP services are submitted to the Internal Audit Director and include a detailed description of services to be rendered. The detailed descriptions are then reviewed against a list of approved services, re-confirmed with the Vice President of Finance and sent to the Audit Committee for final approval. All requests or applications for Ernst & Young LLP services receive approval from the Internal Audit Director and the Vice President of Finance, prior to the Audit Committee’s review and approval.

Required Vote

Ratification of the approval of the independent registered public accounting firm will require affirmative “FOR” votes from a majority of those shares present, either in person or by proxy, and entitled to vote at the Annual Meeting.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the ratification of Ernst & Young LLP’s appointment as the Company’s independent registered public accounting firm for fiscal 2008. Proxies solicited by the Board will be so voted unless stockholders specify otherwise on their proxy cards.

THE BOARD OF DIRECTORS

The members of the Board of Directors are grouped into three classes: Class 2008 Directors will serve until the Annual Meeting of Stockholders in 2008; Class 2009 Directors will serve until the Annual Meeting of Stockholders in 2009; and Class 2010 Directors will serve until the Annual Meeting of Stockholders in 2010.

Class 2008 Directors

The following table sets forth information regarding the Class 2008 Directors who will serve on the Board until the Annual Meeting of Stockholders in 2008.

Name	Age	Business Experience	Director Since
Frank V. Cahouet	75	Mr. Cahouet retired as Chairman, President and Chief Executive Officer of Mellon Financial Corporation in January 1998, positions which he had held since 1987. Mr. Cahouet is a director, chair of the audit committee and member of the nominating and governance committee of Teledyne Technologies, Inc. He is also Chairman of the Board, member of the executive committee and member of the benefits review and compensation committee of Saint-Gobain Corporation.	1999

Gerhard Schulmeyer	68	Mr. Schulmeyer served as President and Chief Executive Officer of Siemens Corporation from 1999 until 2001. From 1994 through 1998, Mr. Schulmeyer was President and Chief Executive Officer of Siemens Nixdorf, Munich/Paderborn. Mr. Schulmeyer is also a director of Alcan Aluminum Ltd., Zurich Financial Services and Ingram Micro Inc.	1999

Harry L. You	48	Mr. You has been the Chief Executive Officer of BearingPoint, Inc. since March 2005. Mr. You was the Chief Financial Officer and Executive Vice President of Oracle Corporation from July 2004 through March 2005. From July 2001 through July 2004, Mr. You was the Chief Financial Officer of Accenture Ltd. Prior to that, he was a managing director with Morgan Stanley, a subsidiary of Morgan Stanley & Co., Inc., and Senior Vice President of the General Industrial Group at Lehman Brothers Inc.	2004

Class 2009 Directors

The following table sets forth certain information regarding the Class 2009 Directors, who will serve on the Board until the Annual Meeting of Stockholders in 2009.

Name	Age	Business Experience	Director Since
Patti S. Hart	51	Ms. Hart was the Chairman and Chief Executive Officer of Pinnacle Systems, Inc. since March 2004. She was Chairman and Chief Executive Officer of Excite@Home, from April 2001 to March 2002. Excite@Home filed for bankruptcy under Chapter 11 of the Federal Bankruptcy Code in September 2001. Prior to joining Excite@Home, Ms. Hart served as Chief Executive Officer and President of Telocity, Inc., from June 1999 until April 2001. From February 1994 to April 1999, she served as President and Chief Operating Officer of Sprint’s Long Distance Division. Ms. Hart is a director of Spansion, Inc., International Game Technology and LIN-TV. Ms. Hart was appointed as Lead Independent Director of the Board in June 2006.	2000

Name	Age	Business Experience	Director Since
Paul C. Reilly	53	Mr. Reilly was elected to the position of Chairman of the Board and Chief Executive Officer in June 2001. Mr. Reilly served as our Chief Executive Officer until June 30, 2007 and is currently our Chairman. Prior to joining Korn/Ferry International, Mr. Reilly was Chief Executive Officer of KPMG International from October 1998. Prior to being named to that position, Mr. Reilly served as Vice Chairman Financial Services of KPMG L.L.P., the United States member firm of KPMG International. Mr. Reilly joined KPMG International as a partner in 1987. Mr. Reilly is a director and member of the audit committee of Raymond James Financial, Inc.	2001

Ihno Schneevoigt	69	Dr. Schneevoigt was a member of the management boards and a Human Resources Director at Allianz Verisherungs AG and Allianz Lebensversicherung AG from January 1992 to December 2003. He serves on the supervisory boards of the European School of Management and Technology, Celesio AG and Stroeer Out of Home Media AG. He is also an advisory board member of Bayreuth University, Bayerische Elite Academy, C.V. Linde Academy and Cerberus Deutschland Beteiligungs GmbH.	2004

Kenneth Whipple	72	Mr. Whipple is the Chairman and was the Chief Executive Officer of CMS Energy Corporation from May 2002 through September 2004. He has been a director of CMS Energy Corporation since 1993. Mr. Whipple served as Executive Vice President of Ford Motor Company from 1988 to 1999. He served as Chairman and Chief Executive Officer of Ford Motor Credit Company from 1997 to 1999. He previously served as Chairman and Chief Executive Officer of Ford of Europe, Inc. from 1986 to 1988. Mr. Whipple is currently a director, chair of the audit committee and member of the compensation committee of Atlantic Industrial. He is also a director, member of the audit committee and chair of the nominating committee of certain J.P. Morgan Chase mutual funds.	2004

Nominees for Class 2010 Directors

The following table sets forth certain information regarding the Class 2010 Directors, who, if elected at the 2007 Annual Meeting, will serve on the Board until the Annual Meeting of Stockholders in 2010.

Name	Age	Business Experience	Director Since
James E. Barlett	63	Mr. Barlett was Chairman, President and Chief Executive Officer of Galileo International until October 2001. From 1994 to 1997, Mr. Barlett was President and Chief Executive Officer of Galileo International. Mr. Barlett is also Vice Chairman of TeleTech Holdings, Inc. and a director of Celanese Corporation.	1999

Name	Age	Business Experience	Director Since
Gary D. Burnison	46	Mr. Burnison has been Executive Vice President and Chief Financial Officer since March 2002. He was appointed Chief Operating Officer in November 2003 and Chief Executive Officer in July 2007. Prior to joining the Company, Mr. Burnison was principal and chief financial officer of Guidance Solutions, a privately held consulting firm from 1999 to 2001. Prior to that, he served as executive officer and member of the board of directors at Jefferies and Company, an investment bank and brokerage firm from 1995 to 1999. Earlier, Mr. Burnison was a partner at KPMG Peat Marwick.	2007

Edward D. Miller	66	Mr. Miller was the President and Chief Executive Officer of AXA Financial, Inc. from August 1997 through May 2001. He served as a member of the supervisory board and as a senior advisor to the Chief Executive of AXA Group from June 2001 through April 2003. He also served as Chairman and Chief Executive Officer of AXA Financial, Inc.’s principal subsidiary, AXA Client Solutions, and as a director of AXA Financial, Equitable Life, Alliance Capital and Donaldson, Lufkin & Jenrette. Mr. Miller is currently a director, chair of the compensation committee, and member of the governance and nominating committee of KeySpan Corporation. He is a director and member of the compensation committee of American Express Company.	2002

Retiring Directors

The following table sets forth information regarding our directors who are not standing for re-election at the Annual Meeting.

Name	Age	Business Experience	Director Since
Sakie T. Fukushima	57	Ms. Fukushima has been a Vice President since 1993 and Regional Managing Director for Japan since September 2000. She currently serves on the Company’s Asia Pacific Regional Operating Committee. Ms. Fukushima joined the Company in 1991. She was a director of Kao Corporation from July 2002 until July 2006. Ms. Fukushima has been a director and member of the audit committee of Sony Corporation since June 2003. She has also been a director of Benesse Corporation since July 2005.	1995

David L. Lowe	47	Mr. Lowe has been Vice Chairman of Friedman Fleischer & Lowe, a private equity firm, since it was founded in 1998. Prior to this, he served as Chief Executive Officer and Chairman of the Board of ADAC Laboratories, a medical diagnostic imaging company. Previously, he worked as a consultant at Bain & Company. He is currently Chairman of the Board of GeoVera Insurance Group Holdings, Ltd., Guardian Home Care Holdings, Inc., and Advanced Career Technologies and a director of VIP Sales Holding Corp. and Kool Smiles Holding Corp.	2002

Committees of the Board and Corporate Governance Matters

The Board held eight meetings during fiscal 2007, and all of the directors attended at least 75% of the Board meetings and the meetings of committees of which they were members.

The Board has determined that each of the directors on the Board, including those standing for re-election and except for Mr. Paul Reilly, Mr. Gary Burnison and Ms. Sakie Fukushima, who are employee-directors, are independent within the Company’s independence standards and the independence standards of the NYSE. For a director to be independent, the Board must determine that such director does not have any material relationship with the Company. To assist the Board in determining director independence, the Board reviews director independence in light of the categorical standards adopted by the NYSE. Under these standards, a director will not be deemed independent if the Board affirmatively determines that the director has a material relationship with the Company, or if:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

the director has received, or has an immediate family member who received, during any 12 month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or

•

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. On June 6, 2006, the Board appointed Patti Hart as the lead independent director (the “Lead Director”) to preside at executive sessions of the independent directors. Prior to this appointment, the responsibility to preside at each such meeting of independent directors rotated among the chairs of the committee of the Board. An executive session is generally held in conjunction with each regularly scheduled meeting of the Board. Communications to the independent directors by stockholders and other interested parties may be sent to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

Directors are expected to attend the Annual Meetings. Last year all directors attended the meeting.

Although the full Board considers all major decisions, the Company’s bylaws permit the Board to have the following standing committees to more fully address certain areas of importance: an Audit Committee, a Compensation and Personnel Committee and a Nominating and Corporate Governance Committee. The members of the standing committees are set forth in the table below:

Name	Audit	Compensation and Personnel	Nominating and Corporate Governance
James E. Barlett	X		X
Frank V. Cahouet	X(Chair)	X
Patti S. Hart			X(Chair)
David L. Lowe		X
Edward D. Miller		X
Gerhard Schulmeyer		X	X
Kenneth Whipple	X	X(Chair)
Ihno Schneevoigt		X

Audit Committee.    Among other things, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, reviews the independent registered public accounting firm’s qualifications and independence, reviews the plans and results of the audit engagement with the independent registered public accounting firm, approves professional services provided by the independent registered public accounting firm and approves financial reporting principles and policies, considers the range of audit and non-audit fees, reviews the adequacy of the Company’s internal accounting controls and works to ensure the integrity of financial information supplied to stockholders. The Audit Committee is also available to receive reports, suggestions, questions and recommendations from the Company’s independent registered public accounting firm, the Chief Financial Officer and the General Counsel. It also confers with those parties in order to help assure the sufficiency and effectiveness of the programs being followed by corporate officers in the area of compliance with legal and regulatory requirements, business conduct and conflicts of interest. The Audit Committee is composed entirely of outside directors whom the Board, in its business judgment, has determined are “independent directors” under the Company’s independence standards (described above), the applicable listing standards of the NYSE and the applicable rules of the SEC. The Board has determined that Messrs. Barlett, Cahouet and Whipple qualify as “audit committee financial experts” as that term is defined in Item 407(a)(5) of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee met six times in fiscal 2007. The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067, Attention: Corporate Secretary.

Mr. Kenneth Whipple serves on the audit committee of Atlantic Industrial, a public company. Mr. Frank Cahouet serves on the audit committee of Teledyne Technologies, Inc., a public company. The Board has determined, however, that Messrs. Cahouet’s and Whipple’s simultaneous service on such other audit committees does not impair their ability to serve effectively on the Company’s Audit Committee.

Compensation and Personnel Committee.    The Compensation and Personnel Committee is comprised entirely of directors who have never served as officers of the Company. Among other things, the Compensation and Personnel Committee (a) approves and oversees compensation programs of the Company, including incentive and stock option programs provided to members of the Company’s senior management group, including all named executive officers, and (b) approves or recommends to the Board, as required, specific compensation actions, including salary adjustments, annual cash bonuses, stock option grants and employment contracts for the Chief Executive Officer and other members of the Company’s senior management group. The Compensation and Personnel Committee met nine times during fiscal 2007. The Board, in its business judgment, has determined that all members of the Compensation and Personnel Committee are “independent directors” under the Company’s independence standards (described above) and the applicable listing standards of the NYSE. The Compensation and Personnel Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067, Attention: Corporate Secretary.

Nominating and Corporate Governance Committee.    Among other things, the Nominating and Corporate Governance Committee recommends criteria to the Board for the selection of nominees to the Board, evaluates all proposed nominees, recommends nominees to the Board to fill vacancies on the Board, and, prior to each Annual Meeting of Stockholders, recommends to the Board a slate of nominees for election to the Board by the stockholders at the Annual Meeting. The Nominating and Corporate Governance Committee also seeks possible nominees for the Board and otherwise serves to aid in attracting qualified nominees to be elected to the Board. In evaluating nominations, the Nominating and Corporate Governance Committee considers a variety of criteria, including business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with the Company’s interests. Stockholders may submit director nominees in accordance with the Company’s bylaws and mail submissions to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. The Board, in its business judgment has determined that all members of the Nominating and Corporate Governance Committee are “independent directors” under the Company’s independence standards (described above) and the applicable listing standards of the NYSE. The Nominating and Corporate Governance Committee met six times in fiscal 2007. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067, Attention: Corporate Secretary.

Code of Business Conduct and Ethics and Corporate Governance Guidelines.    The Board has adopted a Code of Conduct and Business Ethics for Employees, Officers and Directors, which is available on the Company’s website at www.kornferry.com and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067, Attention: Corporate Secretary. We intend to post amendments or waivers under the Code of Business Conduct and Ethics on the Company’s website as well. We have adopted Corporate Governance Guidelines, which among other things, impose limits on the number of directorships each member of the Board may hold. The Chief Executive Officer of the Company may not sit on more than two boards of directors of public companies (other than the Company), while all other directors may not sit on more than six boards of directors of public companies (other than the Company). Additionally, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is required to provide written notice of such change to the chair of the Nominating and Corporate Governance Committee, and shall agree to resign from the Board if the Board determines to accept such resignation. The Nominating and Corporate Governance Committee shall review and assess the circumstances surrounding such change, and shall recommend to the Board any appropriate action to be taken. Our Corporate Governance Guidelines are available on the Company’s website at www.kornferry.com and in print to any stockholder that requests it.

COMPENSATION DISCUSSION AND ANALYSIS

Business and Competitive Environment

Korn/Ferry is a premier provider of human capital management solutions. The Company is a leading provider of executive search, leadership consulting services and middle management solutions. The Company helps its clients with their human capital needs by identifying, developing and deploying executives and building leadership teams across the globe. The Company’s access to and influence with key decision makers provides a unique positioning among human capital management companies. The Company’s unique global positioning allows it to maintain enhanced brand visibility and to attract and retain high-caliber consultants.

The Company provides its services to a broad range of clients through the expertise of more than 400 consultants located in 40 countries throughout the world. As such, executives in the Company need to have the skills and experience to manage and motivate an organization spread over a large number of countries with varying business and regulatory environments. The market for these talented individuals is competitive, and as such, the Company’s compensation philosophy is focused on ensuring the right candidates can be attracted, retained and properly rewarded for their contributions.

Oversight of Compensation Programs

The Compensation and Personnel Committee (the “Committee”) of the Board has been delegated authority by the Board for the oversight of compensation for the Company’s senior management. The Committee has direct responsibility for determining the compensation of the “named executive officers” as described below. The Committee also has an oversight responsibility for the compensation of senior management and the overall compensation programs of the Company, including its Performance Award Plan.

Throughout the proxy statement, the individuals who served as the Company’s Chairman, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table on page 24, are referred to as the “named executive officers.”

Executive Compensation Philosophy

In establishing and assessing the compensation programs and compensation policies for the named executive officers, other senior officers and key employees, the Compensation and Personnel Committee is guided by the following principles:

•

The total compensation of the named executive officers, other senior officers and key employees of the Company must be competitive with those of other major executive recruiting firms (and to some extent a broader group of human capital companies and similarly sized publicly traded companies), recognizing the Company’s size and complexity relative to the Company’s peers;

•	Individual cash bonuses and equity-based awards should be closely tied to the performance of the Company as a whole, as well as to the team and individual performance of the executive group; and

•

The interests of senior management and the Company’s stockholders should be closely aligned through direct management ownership of the common stock of the Company, and by providing a meaningful portion of each key employee’s total compensation in the form of equity-based incentives.

The Company strives to align the mix and level of compensation in a manner that is consistent with attracting, retaining and rewarding the best talent available to achieve its strategic objectives.

Because a number of the Company’s peer organizations are privately-held, precise information regarding the senior executive compensation practices among the Company’s competitor group is difficult to obtain. In addition, even when such data are available, meaningful differences in size, complexity and organizational structure among the Company’s competitor group make direct comparisons of compensation practices problematic. In assessing the competitiveness of the Company’s senior executive compensation, the Committee relies on information obtained from the proxies of publicly-traded competitors, information derived from data obtained from other public sources with respect to competitor organizations, and the Committee’s general knowledge of the market for senior management positions. The Company’s peer group for the purposes of this analysis consists of the following companies:

Hudson Highland Group	Kelly Services	Kforce

Labor Ready	Manpower	MPS Group

Robert Half	Spherion	Watson Wyatt & Company

Heidrick & Struggles

The Company does not set a relative percentile positioning for total direct compensation as a target for executive pay levels. Rather, the Company reviews total direct compensation and the mix of the compensation components relative to the peer group as one of the factors in determining if the compensation is adequate to attract and retain the executives with the unique set of skills necessary to manage and motivate a global human capital management firm with over 400 consultants operating in more than 70 offices in 40 countries.

The Committee retained Towers Perrin as compensation consultants to assess the competitiveness of the executive officers’ compensation taking into consideration the factors noted above and any other factors they deem appropriate.

Overview of Executive Compensation

The Company achieves the objectives of its executive compensation philosophy through the use of the key components outlined below.

Base Salary.    The objective of base salary is to compensate executives for services rendered during the year and is delivered in the form of fixed cash compensation paid on a bi-monthly basis. The base salary is reviewed on an annual basis and takes into consideration factors such as the executive’s roles and responsibilities, the competitive landscape, in particular other human capital management companies with an emphasis on executive search firms, the experience and past performance of the executive and internal comparability and equity of pay among the executive group.

Annual Incentives.    The objective of annual incentives is to motivate and reward the executives for achieving performance and strategic goals over a one-year period. Annual incentives are typically not guaranteed and the level of annual incentive award varies from year-to-year depending upon the Company’s and individual performance. Annual incentives are typically paid in cash, but the committee has discretion to pay a portion of the annual incentive in equity or other long-term incentives.

Long-term incentives.    The objective of long-term incentives is to align the executives’ interests with those of shareholders and encourage the achievement of the long-term goals of the Company. Long-term incentives are also designed to motivate and retain top talent. Long-term incentives may be paid in the form of equity-type awards such as options, restricted stock or performance shares, or through time-based vesting contributions to the Company’s deferred compensation plan.

Stock Ownership Guidelines.    To further align the executives’ interests with those of its shareholders in June 2007 the Board and the Nominating and Corporate Governance Committee adopted stock ownership guidelines for the Company. Under the stock ownership guidelines, the Chief Executive Officer is required to own two times his annual salary in common stock of the Company, the Chief Operating Officer and the Chief Financial Officer are required to own one and a half times his annual salary in common stock of the Company, and all other named executive officers are required to own one time their annual salary in common stock of the Company. Non-employee directors are required to own one time their annual cash retainer received for service on the Board. Stock included for determining satisfaction of the guidelines includes direct stock ownership and does not include unvested restricted stock awards. The executive officers and directors have five years to meet the ownership requirements; however as of April 30, 2007, the named executive officers met the ownership guidelines.

Base Salary

The Committee reviews the executives’ base salaries on an annual basis and approves any changes in base salary for the executives. To assess base salary levels annually, competitive data is compiled for the peer group listed above, data is obtained from other sources with respect to non-public competitor organizations, and the Committee uses its general knowledge of the market for senior management positions. The data gathered regarding the publicly traded companies is also reviewed by Towers Perrin, which provides the Committee with their input on the data gathered. Further, the Committee takes into consideration the results of individual appraisals for the executive and the Committee also receives input from the Chief Executive Officer regarding the performance of his direct reports.

In April 2007, the Committee approved a salary increase for the Chief Operating Officer and Chief Financial Officer to become effective on July 1, 2007 taking into account the factors named above and in recognition of his increased roles and responsibilities as our Chief Executive Officer. Mr. Burnison’s salary will increase from $475,000 to $575,000 on an annual basis as our Chief Executive Officer effective July 1, 2007. No other increases in base salary were awarded to the executive officers during fiscal 2007. In April 2007, Mr. Reilly agreed to decrease his annual base salary from $650,000 to $500,000 effective July 1, 2007 to reflect his roles and responsibilities as our Chairman.

Annual Incentives

The Company establishes an annual incentive plan each fiscal year with the objective to motivate and reward the executives for achieving performance and strategic goals over a one-year period. The performance goals typically include metrics such as revenue, operating income or earnings per share growth. The Company also typically selects various strategic objectives such as recruiting and retention, productivity of consultants, diversification of revenues, brand awareness and customer satisfaction against which executives are measured. The Committee then compares the achievement of the performance goals and strategic objectives against the target and maximum annual incentive awards as described in the Executive’s employment contracts. The Committee compared the fiscal 2007 results against the goals, performance and strategic objectives, and the Committee determined annual incentive awards based on these criteria. Cash bonuses were awarded to executive officers as follows: Paul Reilly, $1,600,000; Gary Burnison, $800,000; Gary Hourihan, $625,000; and Robert McNabb, $450,000.

The Company does not currently have a policy requiring a specific course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, the Committee would evaluate whether adjustments are appropriate based upon the facts and circumstances surrounding the restatement and existing laws.

Long-term Incentives

The Company’s long-term incentive plans are designed to align the executives’ interests with those of shareholders, encourage the achievement of the long-term goals of the Company and motivate and retain top talent. To accomplish these objectives the Committee has discretion to make grants of options, restricted stock or performance award shares under its Performance Award Plan and time-based vesting contributions to the Company’s non-qualified deferred compensation plan with time-based vesting.

In its meeting in June 2006 the Committee agreed upon a long-term incentive framework for fiscal 2007 comprised of an award equal to a target of one times the executive’s annual base salary in restricted stock and a target payout of one times annual base salary in performance shares for the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer. The restricted stock award vests ratably over a four-year period. The performance shares have a three-year performance period after which the initial award of one-times base salary may increase to two-times base salary or decrease to the point where none of the shares may vest, depending upon the Company’s total shareholder return (the “TSR”) over the three-year performance period relative to the peer group of companies listed above. Mr. Burnison received 21,920 shares of restricted stock with performance related vesting. Such shares are subject to full forfeiture and will only vest if the Company meets certain performance targets at the end of three years from the grant date. The table below outlines the vesting of the performance shares relative to the peer group;

Relative Ranking	Payout as % of Target
1 (maximum)	200%
2	180%
3	160%
4	140%
5	120%
6 (target)	100%
7	75%
8	50%
9 (threshold)	25%
10	0%
11	0%

If the Company’s TSR is less than zero, then the pay-outs may be modified to reduce the percentage of the target.

In April 2007 the Company entered into an agreement with Mr. Reilly as the Company’s Chief Executive Officer under which his duties would be transitioned to Mr. Burnison, the Company’s Chief Operating Officer and Chief Financial Officer. Under this agreement the Committee determined the long-term incentive award for Mr. Reilly for fiscal 2007 would be two-times his annual base salary as restricted stock with a four–year vesting period subject to acceleration provisions of the agreement if Mr. Reilly were to leave the Company prior to the vesting period.

On July 9, 2007, restricted stock grants were awarded to executive officers as follows: Paul Reilly, 58,925 shares; Gary Burnison, 56,230 shares; Gary Hourihan, 7,620 shares; and Robert McNabb, 17,160 shares. Except for Mr. Hourihan’s restricted stock award which fully vests in two years on July 9, 2009, the restricted stock awarded will vest in four equal annual installments beginning on July 9, 2008. For Mr. Burnison, the 56,230 restricted shares include a one-time promotion grant of 34,310 restricted shares to reflect his increased roles and responsibilities as our Chief Executive Officer.

Perquisites and Other Personal Benefits

The Company provides executives the same benefits that are provided to all employees including medical, dental and vision benefits, group term life insurance and participation in the Company’s 401(k) plan. In addition the executives receive benefits provided to all employees at the level of vice president and above including participation in the Company’s nonqualified deferred compensation plan and reimbursement for medical expenses not reimbursed under the group medical plan, typically up to $2,500 per annum.

Nonqualified Deferred Compensation Plan

Pursuant to the Executive Capital Accumulation Plan (ECAP), the executives, along with all other U.S.-based vice presidents, may defer up to 90% of their salary and/or up to 100% of their annual incentive award into the ECAP. Participants in the ECAP complete irrevocable election forms that designate how their deemed account will be distributed (all elections are for a minimum of three years or at termination from service). Participants can also elect to receive their distributions in a lump sum or in installments (over five, ten or fifteen years). Participants also make elections on how they would like their deemed account “invested” from a set line up of 17 pre-determined mutual funds. At its discretion, the Company may make contributions to the ECAP on behalf of a participant. All Company contributions to the ECAP are approved by the Committee. The Company did not make a contribution to the ECAP on behalf of the executives during fiscal 2007. At the discretion of the Company matching contributions are made to the ECAP. The matching contributions are approved by the Committee. During fiscal 2007 the matching contribution was 40% of the first $20,000 of deferral by participants. Mr. Reilly and Mr. Burnison received a matching contribution to their account during fiscal 2007.

Chief Executive Officer Compensation

Mr. Reilly became our Chairman and Chief Executive Officer on July 29, 2001. We entered into an employment agreement with Mr. Reilly, effective on June 29, 2001, as amended, which is fully described on pages 18-21 of this proxy statement. Mr. Burnison became our Chief Executive Officer on July 1, 2007. We entered into an employment agreement with Mr. Burnison, effective July 1, 2007, which is fully described on pages 21-22 of this proxy statement. The Committee approved Mr. Reilly’s and Mr. Burnison’s compensation taking into account the scope and responsibility of each of their positions, skills and experience. Mr. Reilly’s and Mr. Burnison’s compensation are awarded consistent with our compensation philosophy as set forth above.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Each of the Company’s named executive officers is covered by an employment agreement that provides for a minimum level of salary, cash bonus potential, and stock option and benefit eligibility. The agreements also provide for a defined severance benefit in the event of a termination of employment without “cause” or for “good reason” as such terms are defined in the agreements. Such severance benefits range up to two times salary and target bonus depending upon the officer. The agreements also provide for the continuation of health and welfare benefits upon a termination without cause or for good reason. It is the Committee’s belief that such agreements are necessary from a competitive perspective and also contribute to the stability of the management team.

Paul C. Reilly, Chairman and Chief Executive Officer since June 29, 2001.    In connection with the appointment of Paul Reilly as Chairman and Chief Executive Officer on June 29, 2001, we entered into an employment agreement (the “Reilly Employment Agreement”) with Mr. Reilly. The original term of the Reilly Employment Agreement was for five years and the agreement provided for automatic renewal for successive three-year periods thereafter until the first June 30th following the date on which Mr. Reilly reaches age 65; provided, however, that either we or Mr. Reilly could terminate the Reilly Employment Agreement at the end of the initial term or any renewal term by delivering to the other party at least 60 day’s prior written notice.

On April 25, 2007, we announced that effective July 1, 2007, we would be separating the positions of Chairman and Chief Executive Officer and in connection therewith we would not be renewing the Reilly Employment Agreement at the end of the initial term. Pursuant to a transition employment agreement dated as of April 24, 2007 (the “Transition Agreement”), we would continue to employ Mr. Reilly as Chairman and Chief Executive Officer until June 30, 2007 and thereafter (i) Mr. Burnison would assume the position of Chief Executive Officer under the terms and conditions of a new employment agreement dated as of April 24, 2007 (the “New Burnison Employment Agreement”) and (ii) Mr. Reilly will be retained as Chairman of the Board under the terms and conditions of a new employment agreement dated as of April 24, 2007 (the “New Reilly Employment Agreement”).

Reilly Employment Agreement

Under the Reilly Employment Agreement, Mr. Reilly’s base salary was $650,000 with an annual target bonus equal to 150% of base salary and an annual maximum bonus of up to 300% of base salary. This agreement provided Mr. Reilly with the opportunity to receive an annual grant of stock options having a target grant value of $1,250,000 and a maximum grant value of $1,750,000 based on a Black-Scholes option pricing model valuation. In connection with his appointment as Chairman and Chief Executive Officer, we agreed under the Reilly Employment Agreement to pay certain transition and relocation costs incurred by Mr. Reilly.

In connection with his appointment, we also granted Mr. Reilly options to purchase 450,000 shares with an exercise price of $15.50 per share, the closing price of the stock in trading on the New York Stock Exchange on June 29, 2001. Of these options, 300,000 vest in equal installments over three years and 150,000 vest in three equal installments based on the attainment of specified price levels in the stock of the Company. The price levels for vesting are $28 per share, $33 per share and $38 per share. In addition, the Board made a restricted stock award of 100,000 shares to Mr. Reilly, which vested in three annual installments beginning in June 2002.

If Mr. Reilly’s employment terminated due to death or disability, then we would pay Mr. Reilly, or his legal representatives, all accrued compensation as of the date of termination, and all outstanding stock options held by Mr. Reilly at the time of termination would vest and remain exercisable until their originally scheduled expiration dates. If Mr. Reilly’s employment was terminated by us for cause, was terminated by Mr. Reilly prior to its expiration without good reason or if Mr. Reilly failed to renew the Reilly Employment Agreement after its initial term, then we would pay Mr. Reilly all accrued compensation as of the date of termination.

Prior to a change in control, if Mr. Reilly’s employment was terminated by us without cause or was terminated by Mr. Reilly for good reason, then we would pay Mr. Reilly all accrued compensation as of the date of termination, and a lump sum amount equal to 200% of his base salary and target bonus. If, prior to a change in control, Mr. Reilly’s employment was terminated because the Company elected not to renew the Reilly Employment Agreement, then Mr. Reilly would be entitled to a lump sum amount equal to his base salary and target bonus. On termination in any of the foregoing circumstances, all of Mr. Reilly’s unvested restricted stock and ECAP and outstanding stock options as of the date of termination would vest and would remain exercisable until their originally scheduled expiration dates.

If there was a change in control and within 12 months Mr. Reilly’s employment was terminated by us without cause, or because we elect not to renew the agreement before Mr. Reilly reaches the age of 65, or by Mr. Reilly for good reason, then we would pay Mr. Reilly all accrued compensation as of the date of termination, and a lump sum equal to (1) 200% of the greater of his base salary or the annual base salary in effect just prior to the change in control, whichever amount is higher, plus (2) the greater of 200% of his maximum bonus for the incentive year in which such termination occurs or the maximum bonus for the preceding fiscal year. On termination in any of the foregoing circumstances, all of Mr. Reilly’s unvested restricted stock and ECAP and outstanding stock options as of the date of termination would vest and will remain exercisable until their originally scheduled expiration dates.

In March 2004, the Reilly Employment Agreement was amended to provide for payment of any excise tax, if applicable, including any interest or penalties, imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. In April 2006, the Reilly Employment Agreement was amended to extend Mr. Reilly’s initial term until June 30, 2007.

Transition Agreement

Under the terms of the Transition Agreement, we agreed (i) not to renew the Reilly Employment Agreement and (ii) to continue to employ Mr. Reilly as Chairman and Chief Executive Officer under the terms of the Reilly Employment Agreement, as modified by the Transition Agreement, until June 30, 2007.

The Transition Agreement provided that for services rendered during fiscal 2007, we would compensate Mr. Reilly under the Reilly Employment Agreement as follows: (i) a base salary of $650,000; (ii) a cash incentive award for fiscal 2007 in an amount and on a basis consistent with his prior annual cash incentive awards under the Reilly Employment Agreement, and with a target cash award equal to 150% of his base salary rate and (iii) a restricted stock award with a grant value of two (2) times his base salary rate. For services rendered between May 1, 2007 and June 30, 2007, we would provide Mr. Reilly with compensation under the Reilly Employment Agreement as follows: (i) a base salary of $650,000; (ii) a cash incentive award equal to $162,500 and (iii) a restricted stock award of 9,420 shares.

In addition, provided Mr. Reilly’s employment under the Reilly Employment Agreement did not terminate prior to June 30, 2007, we would provide Mr. Reilly with the payments and benefits required to be paid or provided to him under the Reilly Employment Agreement upon termination of employment by reason of our failure to renew the Reilly Employment Agreement in accordance with the following: (i) any and all of his unvested equity awards granted prior to July 1, 2007 would vest, and in the case of restricted stock, be delivered to him, on July 1, 2007; (ii) a single lump sum cash payment of $1,625,000 will be paid to him in the event that his employment under the New Reilly Employment Agreement is terminated for any reason and (iii) for a period of one year commencing on the date that his employment under the New Reilly Employment Agreement is terminated, continued participation in the Company’s group health plans. In addition, the Transition Agreement provided that if Mr. Reilly’s employment with the Company terminated at any time after July 1, 2008, we would pay to Mr. Reilly a single lump sum cash payment in an amount equal to interest on the $1,625,000 owed under the Reilly Employment Agreement on account of non-renewal for the period beginning on July 1, 2008 and ending on the last business day preceding the date on which such interest equivalent amount is paid.

New Reilly Employment Agreement

Under the New Reilly Employment Agreement, which became operative on July 1, 2007, we agreed to retain Mr. Reilly as Chairman of the Board. In consideration for Mr. Reilly’s services as Chairman of the Board, we will provide Mr. Reilly with the following: (i) a base salary of $41,666.67 per month ($500,000.00 on an annualized basis); (ii) in the first year of employment a guaranteed cash bonus of $62,500.00 per month ($750,000 on an annualized basis); (iii) on July 1, 2007, a restricted stock award of 25,000 shares and (iv) participation in employee benefit plans and programs sponsored by the Company. In addition, the New Reilly Employment Agreement provides that in the discretion of the Board following Mr. Reilly’s first year of employment, we may increase, but not decrease, Mr. Reilly’s base salary and award a bonus to Mr. Reilly.

Pursuant to the New Reilly Employment Agreement, if Mr. Reilly’s employment as Chairman terminates before June 30, 2008 due to his death, then we will pay to his estate: (i) all accrued compensation as of the date of termination and (ii) the aggregate amount of monthly base salary and guaranteed bonus that Mr. Reilly would have earned for continuous service as Chairman between the date of his death and June 30, 2008. In addition, all restricted stock held by Mr. Reilly at the time of death will vest.

If Mr. Reilly’s employment terminates before June 30, 2008 due to disability, or is terminated by us without cause or by Mr. Reilly for good reason, then we will pay Mr. Reilly, or his legal representatives, (i) all accrued compensation as of the date of termination; (ii) his base salary and guaranteed bonus that he would have earned for continuous service as Chairman between the date of his disability or termination and June 30, 2008 and (iii) all restricted stock will vest on June 30, 2008. For Mr. Reilly to be entitled to (ii) and (iii), however, he must comply with his obligations under the New Reilly Employment Agreement (i) not to disclose confidential Company information, (ii) not to solicit employees and consultants of the Company; (iii) to refrain from managing and controlling the entities set forth in the New Reilly Employment Agreement. and (iv) not to advise any clients, vendors or other business contacts of the Company with whom he had contact during his employment to withdraw or curtail their business with the Company.

If Mr. Reilly’s employment is terminated before June 30, 2008 by us for cause or by Mr. Reilly without good reason, then we will pay Mr. Reilly all accrued compensation as of the date of termination.

Gary D. Burnison, Chief Operating Officer since October 1, 2003, Chief Financial Officer and Executive Vice-President since March 20, 2002.    On October 1, 2003, we entered into an employment agreement (the “Burnison Employment Agreement”) with Gary Burnison as Chief Operating Officer, Chief Financial Officer and Executive Vice-President. The original term of the Burnison Employment Agreement was from October 1, 2003 until April 30, 2007, with the option for renewal for successive one-year periods. On March 30, 2007, we exercised the renewal option, extending the initial term of Mr. Burnison’s employment until April 30, 2008.

Under the Burnison Employment Agreement, Mr. Burnison’s salary is $475,000 per year, and the agreement provides for a target annual cash bonus of 100% of base salary and a maximum annual cash bonus opportunity equal to 200% of base salary. In addition, Mr. Burnison is eligible to receive an annual stock option grant with a target grant value equal to 50-100% of base salary and a maximum grant value equal to 100% of base salary based on a Black-Scholes option pricing model valuation.

The Burnison Employment Agreement provided that should Mr. Burnison be terminated without cause, we would pay him severance equal to 200% of his then current annual base salary plus 200% of his current target cash bonus. The agreement also provides for payment of any excise tax, if applicable, including any interest or penalties, imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

New Burnison Employment Agreement

Pursuant to the New Burnison Employment Agreement, we appointed and agreed to employ Mr. Burnison as Chief Executive Officer, effective July 1, 2007, provided Mr. Burnison is continuously employed with us until June 30, 2007.

Pursuant to the New Burnison Employment Agreement, we will provide Mr. Burnison with the following annual compensation: (i) a base salary of $47,916.67 per month ($575,000.00 on an annualized basis), subject to increase, or decrease if there is an across-the-board reduction in compensation, in the discretion of the Board; (ii) participation in the Company’s annual cash incentive plan, with an annual target award of 100% of annual base salary, and the ability to earn up to an additional maximum cash award of 200% of annual base salary; (iii) subject to approval of the Board, participation in the Company’s equity incentive program, pursuant to which Mr. Burnison is initially eligible to receive (a) a grant of restricted stock, subject to the discretion of and approval by the Board and/or Compensation Committee with a target grant value of $900,000; (b) an award of performance shares with a target grant value of 100% of annual base salary and (c) an annual grant of restricted stock with a target grant value of 100% of annual base salary.

Under the New Burnison Employment Agreement, if Mr. Burnison’s employment terminates due to death or disability, then we will pay him, or his legal representatives, all accrued compensation as of the date of termination, and all outstanding stock options, other equity-type incentives (excluding performance shares) and benefits under the ECAP will vest and remain exercisable until (i) in the case of an option, incentive or benefit granted prior to July 1, 2007, until its originally scheduled expiration date; or (ii) in the case of an option, incentive or benefit granted after July 1, 2007, the earlier of (A) the date that is two (2) years after the date of Mr. Burnison’s death or disability or (B) its originally scheduled expiration date. In addition, we will provide Mr. Burnison or his legal representatives with a pro rata portion of his target annual cash incentive award for the fiscal year in which his employment is terminated. We will also provide Mr. Burnison or his legal representatives with the number of performance shares that would have been earned if he had served the Company for the entire performance period and the target performance had been achieved. If we terminate Mr. Burnison’s employment for cause or Mr. Burnison voluntarily terminates his employment without good reason, then we will pay Mr. Burnison accrued compensation through the date of termination.

Prior to a change in control or more than 12 months after a change in control, if Mr. Burnison’s employment is terminated by us without cause or by Mr. Burnison for good reason, then we will provide Mr. Burnison with the following: (i) his accrued compensation and pro rata portion of his target annual cash incentive award; (ii) cash payments equal to one and one-half times his then current annual base salary and one and one-half times his target bonus; (iii) for up to 18 months after termination, reimbursement of COBRA coverage premiums; (iv) all outstanding stock options, other equity-type incentives, and all benefits held under the ECAP at the time of termination that would have vested within 12 months of his termination will vest on the date of termination; and (v) a pro rata award of performance shares assuming the Company meets applicable performance targets.

If there is a change of control and within 12 months Mr. Burnison’s employment is terminated by us without cause or by Mr. Burnison for good reason, then we will provide Mr. Burnison with the following: (i) his accrued compensation and a pro rata portion of his target annual cash incentive award; (ii) cash payments equal to the sum of two (2) times his current annual base salary and two times his target bonus; (iii) for up to 18 months after termination, reimbursement of COBRA coverage premiums; (iv) all outstanding stock options, other equity-type incentives, and all benefits under ECAP at time of termination will vest; and (v) a pro rata award of performance shares assuming the Company meets applicable performance targets.

Gary C. Hourihan, Executive Vice-President and President of Global Leadership Development since March 2000.    In March 2000, we entered into an employment agreement with Gary Hourihan as Executive Vice-President of Organizational Development and President of Global Leadership Development Solutions. In November 2006, we entered into a letter agreement with Mr. Hourihan to extend his term until April 30, 2008 and with a base salary of $400,000 annually and an annual target bonus of 100% of base salary and an annual maximum bonus of 200% of base salary. If, prior to a change in control, Mr. Hourihan’s employment is terminated by the Company for performance reasons or without cause, or by Mr. Hourihan for good reason, he will receive the lesser of $750,000 or the balance of his annual base salary and guaranteed cash bonuses otherwise payable through April 30, 2008. If there is a change in control and within 12 months, Mr. Hourihan’s employment is terminated by the Company for performance reasons or without cause, or by Mr. Hourihan for good reason, he will receive $750,000. In addition, Mr. Hourihan will be paid a total cash amount of $200,000 within 30 days of his termination date, if such termination occurs before age 60 by the Company without cause or by Mr. Hourihan for good reason, to cover Mr. Hourihan’s medical, dental and vision benefits and related tax liability. No other health benefits are provided by the Company after termination of employment. Under the letter agreement, Mr. Hourihan is awarded 20,000 shares of restricted stock, of which 10,440 shares have already been granted. 50% of the shares granted vested on April 30, 2007 and 50% will vest on April 30, 2008.

Robert H. McNabb, Chief Executive Officer of Korn/Ferry International Futurestep, Inc. since July 2002 and Executive Vice-President of Korn/Ferry International.    We entered into an employment agreement with Robert McNabb as Chief Executive Officer of Korn/Ferry International Futurestep, Inc. on October 1, 2003. The original term of the agreement was from October 1, 2003 until October 1, 2006. On September 29, 2006, we entered into a letter agreement with Mr. McNabb to extend Mr. McNabb’s employment until October 1, 2009, at which time the Company has the option to renew for an additional 3-year term through September 30, 2012 by providing Mr. McNabb with 90 days prior written notice of renewal. The letter agreement provides for a base salary of $450,000, with an annual target bonus of 100% of base salary and an annual maximum bonus of 200% of base salary. If, prior to a change in control, Mr. McNabb’s employment is terminated by the Company without cause or by reason of a failure to renew before Mr. McNabb reaches age 65, he will receive 100% of base salary and 100% of target bonus and all equity awards that would have vested during the 12 months following such termination will vest as of the termination date. If, after a change in control and within 12 months, Mr. McNabb’s employment is terminated by the Company without cause or by reason of a failure to renew, or by Mr. McNabb for good reason, he will receive 150% of base salary and 150% of target bonus and all equity awards will vest as of the termination date. In the event of a failure to renew by the Company, a termination by the Company without cause, or a termination by Mr. McNabb for good reason after a change in control, the Company will pay for 18 months of heath benefits.

Internal Revenue Code Section 162(m)

As one of the factors in the review of compensation matters, the Compensation and Personnel Committee considers the anticipated tax treatment to the Company. The deductibility of some types of compensation for executive officers depends upon the timing of an executive’s vesting or exercise of previously granted rights or on whether such plans qualify as “performance-based” plans under the provisions of the tax laws. The Committee usually seeks to satisfy the requirements necessary to allow the compensation of its executive officers to be deductible under Section 162(m) of the Internal Revenue Code, as amended, but may also approve compensation that is not deductible under Section 162(m).

Compensation Committee Interlocks and Insider Participation

Directors Cahouet, Lowe, Miller, Schneevoigt, Schulmeyer and Whipple comprise the Compensation and Personnel Committee. As of the date of the mailing of this proxy statement, all members of the Compensation and Personnel Committee were independent directors, and none of them were employees or former employees of the Company. None of our executive officers served on the compensation committee, or board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation and Personnel Committee Reports on Executive Compensation

The Compensation and Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the fiscal year ended April 30, 2007 with management. In reliance on the reviews and discussions with management relating to the CD&A, the Compensation and Personnel Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the proxy statement for the fiscal year ended April 30, 2007 for filing with the SEC.

Compensation and Personnel Committee

Kenneth Whipple, Chair

Frank V. Cahouet

David L. Lowe

Edward D. Miller

Ihno Schneevoigt

Gerhard Schulmeyer

Fiscal Year 2007 Summary Compensation Table

The following table sets forth information with respect to the total compensation paid or earned by each of the named executive officers in fiscal 2007.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualifed Deferred Compen- sation Earnings	All Other Compen- sation ($)	Total ($)
Paul C. Reilly Chief Executive Officer and Chairman of the Board	2007	650,000	1,600,000	3,665,547	601,091			11,682	6,528,320
Gary D. Burnison Chief Operating Officer, Chief Financial Officer and Executive Vice-President	2007	475,000	800,000	475,633	107,423			10,047	1,868,103
Gary C. Hourihan Executive Vice -President and President of Global Leadership Development	2007	393,750	625,000	355,634	65,906			10,402	1,275,693
Robert H. McNabb Chief Executive Officer of Korn /Ferry International Futurestep, Inc. and Executive Vice-President of Korn/Ferry International	2007	450,000	450,000	190,864	92,202			18,582	1,376,648
(1)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended April 30, 2007 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004).

Fiscal Year 2007 Grants of Plan-Based Awards

The following table sets forth information with respect to options to purchase shares of the Company’s common stock granted in fiscal 2007 to the named executive officers.

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul C. Reilly	6/27/2006	6/27/2006							88,770	19.15	1,699,946
Gary D. Burnison	6/27/2006	6/27/2006							77,020	19.15	1,474,933
Gary C. Hourihan	6/27/2006	6/27/2006							10,440 9,560	19.15 22.35	199,926 213,666
Robert H. McNabb	6/27/2006	6/27/2006							18,280	19.15	350,062

Fiscal Year 2007 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to options to purchase shares of the Company’s common stock and restricted stock granted to the named executive officers at fiscal year ended April 30, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other rights That Have Not Vested ($)
Paul C. Reilly	200,000 250,000 32,380 17,934 300,000	0 0 16,190 35,866 0		7.38 8.10 19.37 17.97 15.50	09/27/2012 06/30/2013 06/30/2014 07/07/2015 06/29/2011
						88,770 10,326 22,220	2,092,309 243,384 523,725
Gary D. Burnison	2,207 0	1,620 17,993		19.37 17.97	06/30/2014 07/07/2015
						77,020 3,536 11,113	1,815,361 83,344 261,933
Gary C. Hourihan	32,475 6,474 2,990	0 3,236 5,980		22.44 19.37 17.97	06/06/2010 06/30/2014 07/07/2015
						440 2,653 5,553 9,560	10,371 62,531 130,884 225,329
Robert H. McNabb	6,474 5,977	3,236 11,953		19.37 17.97	06/30/2014 07/07/2015
						18,280 2,653 7,406	430,860 62,531 174,559

Option Exercises and Stock Vested

The option exercises and vested stock of the named executive officers at fiscal year ended April 30, 2007 are set forth in the table below:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul C. Reilly	109,600 20,000 20,400	398,451 76,888 83,436
			20,654 66,666 22,220	404,405 1,305,320 422,624
Gary D. Burnison	20,000 50,000 1,033 8,967 10,000	309,664 738,160 3,608 43,877 129,132
			3,537 10,000 5,557	69,254 195,800 105,694
Gary C. Hourihan	2,333 10,530 10,000 8,333	16,440 46,800 131,044 103,199
			10,000 6,666 2,653 2,777	235,700 130,520 51,946 52,819
Robert H. McNabb	500 14,500 35,000	6,829 195,798 338,394
			2,653 6,666 3,704	51,946 130,520 70,450

(1)	Represents the difference between the aggregate exercise price of the option and the fair market value of the Company’s common stock purchased on exercise.

Pension Benefits

The pension benefits of the named executive officers as of fiscal year ended April 30, 2007 are set forth in the table below:

Name	Plan Name	Number of Years Credited Service or Number of Unites Earned (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Paul C. Reilly	Worldwide Executive Benefit Retirement Plan (“WEBRP”) Executive Wealth Accumulation Plan (“EWAP”)	0 5	0 70,767		0 0
Gary D. Burnison	WEBRP EWAP	0 4	0 38,955		0 0
Gary C. Hourihan	WEBRP EWAP	2 0	1,166 0	(1)	0 0
Robert H. McNabb	WEBRP EWAP	0 5	0 105,707		0 0

(1)	Represents monthly payment of $1,166 during Mr. Hourihan’s life or his spouse’s life, whichever is later.

Estimated Annual Benefit* for Representative Years of Service and Final Average Salary

*Benefit is calculated using full target benefit of 25% of final average salary.

We amended the Company’s Worldwide Executive Benefit Retirement Plan to provide for no annual accruals after April 2003 and to provide that final average salary would be the greater of (i) the participant’s highest average monthly base salary during the 36 consecutive months out of the 72-month period ending June 1, 2003 or (ii) the participant’s base salary as of June 1, 2003. In addition, we made no accruals to the Plan for our 2003, 2004, 2005, 2006 and 2007 fiscal years. Under the terms of the Company’s Worldwide Executive Benefit Retirement Plan, designated managing directors and Vice-Presidents would be entitled to receive an unfunded supplemental retirement benefit upon attainment of age 65, with a reduced benefit available as early as age 55. The supplemental benefit calculated on a single-life basis would be an annual amount equal to the named executive’s final average salary multiplied by a service percentage. The target service percentage is 25% with 1/20th accrued each year over the first 20 years of participation. The supplemental benefit was also offset by any retirement benefits provided by us and/or the local government. As of April 30, 2007, the credited years of service with accrued benefits for the Company’s named executive officers were: Paul C. Reilly, 0 years; Gary D. Burnison, 0 years; Gary C. Hourihan, 2 years and Robert H. McNabb, 0 years. None of the benefits above are subject to any deduction for Social Security or other fiscal offset amount.

Enhanced Wealth Accumulation Plan

We amended the Enhanced Wealth Accumulation Plan (“EWAP”) in 2003 to allow no new participation in the plan. Under the terms of the EWAP designated managing directors and vice presidents were entitled to participate in a “deferral unit” and receive an unfunded defined benefit payment upon attainment of age 65, with a reduced benefit available as early as age 55. Participants are required to contribute a portion of their compensation for an eight year period in exchange for defined benefit payments from the Company equal to their years of service up to a maximum of 15 years of service.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The nonqualified defined contributions of the named executive officers as of fiscal year end April 30, 2007 are set forth in the table below:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Paul C. Reilly	3,333	0	181,556	0	2,053,907
Gary D. Burnison	8,000	20,000	90,345	0	735,644
Gary C. Hourihan	0	0	18,793	0	254,410
Robert H. McNabb	80,000	108,000	79,228	0	905,657

Fiscal 2007 Compensation of Directors

The compensation of directors, including all incentive, restricted stock and stock option awards, for fiscal 2007 is set forth in the table below:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
James Barlett	91,650	14,007	32,081	0	0	0	137,738
Frank Cahouet	110,000	14,007	32,081	0	0	0	156,088
Sakie Fukushima	0	0	0	0	0	0	0
Patti Hart	129,750	14,007	32,081	0	0	0	175,838
David Lowe	43,200	50,660	32,081	0	0	0	125,941
Edward Miller	41,800	50,660	32,081	0	0	0	124,541
Ihno Schneevoigt	83,200	14,007	32,081	0	0	0	129,288
Gerhard Schulmeyer	97,600	14,007	32,081	0	0	0	143,688
Kenneth Whipple	56,800	50,660	32,081	0	0	0	139,541
Harry You	12,000	50,660	32,081	0	0	0	94,741
Paul Reilly	0	0	0	0	0	0	0

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended April 30, 2007 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004).

Directors who are also employees or officers do not receive any additional compensation for their service on the Board. Non-employee directors were automatically granted, under the Company’s Performance Award Plan (the “Plan”), an equity award with a value of $60,000, comprised of restricted stock units to be awarded annually on the date of each annual stockholders’ meeting. The number of units subject to such award is determined by dividing $60,000 by the closing price of the Company’s common stock on the date of such annual stockholders’ meeting (rounded to the nearest whole unit). Additionally, non-employee directors received $60,000 either in cash or in restricted stock units to be awarded annually on the date of each annual stockholders’ meeting. In addition, the audit committee chair received $10,000 in cash annually, the compensation and personnel committee chair received $8,000 in cash annually, and all other special committee chairs received $5,000 in cash annually. The Lead Director also received cash compensation of $50,000 annually. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the record date of July 16, 2007, the beneficial ownership of common stock of each director and each nominee for director, the names and holdings of each executive officer named in the Summary Compensation Table (the “named executive officers”), and the holdings of all directors, nominees and executive officers as a group. The following table also sets forth the names of those persons known to us to be beneficial owners of more than 5% of the Company’s common stock. Unless otherwise indicated, the mailing address for each person named is 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067.

Name of Beneficial Owner	Amount Beneficially Owned and Nature of Beneficial Ownership(1)		Percent of Class
Paul C. Reilly	573,268	(2)	*
James E. Barlett	35,284	(3)	*
Frank V. Cahouet	58,213	(4)	*
Sakie T. Fukushima	186,316	(5)	*
Patti S. Hart	35,096	(6)	*
David L. Lowe	18,534	(7)	*
Edward D. Miller	43,752	(8)	*
Ihno Schneevoigt	17,353	(9)	*
Gerhard Schulmeyer	24,301	(10)	*
Kenneth Whipple	22,958	(11)	*
Harry L. You	18,282	(12)	*
Gary D. Burnison	207,381	(13)	*
Gary C. Hourihan	68,204	(14)	*
Robert H. McNabb	58,127	(15)	*
All directors and executive officers as a group (14 persons)	1,367,069	(16)	2.63%
Credit Suisse First Boston International c/o Credit Suisse First Boston LLC 11 Madison Avenue New York, NY 10011	5,586,187	(17)	10.7%
T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore Maryland 21202	3,109,400	(18)	6.0%
Royce & Associates, LLC, 1414 Avenue of the Americas, New York, NY 10019	2,592,300	(19)	5.0%
Barclays Global Investors, NA 45 Fremont Street, San Francisco, CA 94105	3,438,012	(20)	6.6%

*	Designates ownership of less than 1% of the Company’s outstanding common shares.

(1)	Other than with respect to the shares held under the 401(k) plan and the options under the Performance Award Plan, each person has sole voting and dispositive power with respect to the shares shown unless otherwise indicated.

(2)	Holding includes 77,884 shares of restricted stock as to which Mr. Reilly has voting power and 492,370 shares of common stock which Mr. Reilly has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(3)	Holding includes 1,464 shares of restricted stock as to which Mr. Barlett has voting power and 33,820 shares of common stock which Mr. Barlett has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(4)	Holding includes 1,464 shares of restricted stock as to which Mr. Cahouet has voting power, 22,500 shares of common stock held by the Frank V. Cahouet Revocable Trust dated November 2, 1993 and 34,249 shares of common stock which Mr. Cahouet has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(5)	Holding includes 4,510 shares of restricted stock as to which Ms. Fukushima has voting power and 81,814 shares of common stock which Ms. Fukushima has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(6)	Holding includes 1,464 shares of restricted stock as to which Ms. Hart has voting power and 33,632 shares of common stock which Ms. Hart has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(7)	Holding includes 4,759 shares of restricted stock as to which Mr. Lowe has voting power and 13,775 shares of common stock which Mr. Lowe has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan. Mr. Lowe disclaims beneficial ownership of such restricted stock and stock options for the purposes of Section 16 or for any other purposes.

(8)	Holding includes 4,759 shares of restricted stock as to which Mr. Miller has voting power and 31,193 shares of common stock which Mr. Miller has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(9)	Holding includes 1,464 shares of restricted stock as to which Mr. Schneevoigt has voting power and 15,889 shares of common stock which Mr. Schneevoigt has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(10)	Holding includes 1,464 shares of restricted stock as to which Mr. Schulmeyer has voting power and 22,837 shares of common stock which Mr. Schulmeyer has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(11)	Holding includes 4,759 shares of restricted stock as to which Mr. Whipple has voting power and 18,199 shares of common stock which Mr. Whipple has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(12)	Holding includes 4,579 shares of restricted stock as to which Mr. You has voting power and 13,523 shares of common stock which Mr. You has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(13)	Holding includes 193,319 shares of restricted stock as to which Mr. Burnison has voting power and 12,793 shares of common stock which Mr. Burnison has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(14)	Holding includes 60,150 shares of restricted stock as to which Mr. Hourihan has voting power and 6,227 shares of common stock which Mr. Hourihan has the right to acquire within 60 days through the exercise of options granted under the Performance Plan.

(15)	Holding includes 51,230 shares of restricted stock as to which Mr. McNabb has voting power and 5,976 shares of common stock which Mr. McNabb has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(16)	Total holding as a group includes 22,500 shares of common stock held by the Frank V. Cahouet Revocable Trust dated November 2, 1993, 413,449 shares of restricted stock as to which the group has voting power and 816,297 shares of common stock which the group has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(17)	This information was obtained from a Form 144 filed on June 20, 2005.

(18)	This information was obtained from a Schedule 13G/A filed on February 13, 2007

(19)	This information was obtained from a Schedule 13G filed on January 22, 2007

(20)	This information was obtained from a Schedule 13G filed on January 23, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of three outside directors, all of whom are “independent directors” under the Company’s independence standards, the applicable listing standards of the NYSE and the applicable rules of the Securities and Exchange Commission (“SEC”). The Audit Committee is governed by a written charter, as amended and restated, which has been adopted by the Board of Directors. A copy of the current Audit Committee charter is available on the Company’s website at www.kornferry.com in the Corporate Information section of the Media/Investors webpage.

Management of the Company is responsible for the preparation, presentation, and integrity of the consolidated financial statements, maintaining a system of internal controls and having appropriate accounting and financial reporting principles and policies. The independent registered public accounting firm is responsible for planning and carrying out an audit of the consolidated financial statements and an audit of internal control over financial reporting in accordance with the rules of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to the consolidated financial statements conformity with accounting principles generally accepted in the United States and as to internal control over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for selecting and overseeing the Company’s independent auditor.

As part of the oversight process, the Audit Committee met six times during fiscal 2007. Throughout the year, the Audit Committee met with the Company’s independent registered public accounting firm, management and internal auditor, both together and separately in closed sessions. In the course of fulfilling its responsibilities, the Audit Committee did, among other things, the following:

•

reviewed and discussed with management and the independent registered public accounting firm the Company’s consolidated financial statements for the fiscal year ended April 30, 2007 and the quarters ended July 31, 2006, October 31, 2006 and January 31, 2007;

•

reviewed management’s representations that those consolidated financial statements were prepared in accordance with United States generally accepted accounting principles and present fairly the results of operations and financial position of the Company;

•	discussed with the independent registered public accounting firm the matters required by Statement of Auditing Standards No. 61, as amended;

•	received letters from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 confirming their independence;

•

considered whether the provision of non-audit services by the registered public accounting firm to the Company is compatible with maintaining the registered public accounting firm’s independence, and discussed with the auditor their independence.

•

reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting as of April 30, 2007, which it made using the criteria set forth by the Committee of Sponsoring Organization of the Treadway Commission in Internal Control-Integrated Framework. The Audit Committee has reviewed and discussed with the Company’s independent registered public accounting firm its attestation report on management’s assessment of internal control over financial reporting, and its review and report on the Company’s internal control over financial reporting.

Based on the foregoing review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Form 10-K for the fiscal year ended April 30, 2007 for filing with the SEC.

Audit Committee

Frank V. Cahouet, Chair

James E. Barlett

Kenneth Whipple

OTHER MATTERS

Certain Relationships and Related Transactions

On June 13, 2002, we entered into a Purchase Agreement with investment funds managed by Friedman Fleischer & Lowe, LLC (the “Friedman Fleischer Funds”) pursuant to which we issued and sold to the Friedman Fleischer Funds for an aggregate price of $50,000,000 (i) 10,000 shares of the Company’s 7.5% Convertible Series A Preferred Stock at a price of $1,000 per share (the “Convertible Series A Preferred Stock”), (ii) 7.5% Convertible Subordinated Notes Due 2010 (the “Convertible Notes”, and together with the Convertible Series A Preferred Stock, the “Convertible Securities”), in an aggregate principal amount of $40,000,000 and (iii) eight-year warrants to purchase shares of the common stock of the Company. Pursuant to the terms of these instruments, the Company was previously required to pay a portion of the dividends on the Convertible Series A Preferred Stock and interest on the Convertible Notes in additional Convertible Series A Preferred Stock and Convertible Notes, respectively, but the Company is no longer required to do so. Additionally, the applicable agreements provide that the number of shares into which the Convertible Series A Preferred Stock, Convertible Notes and warrants are or were convertible or exercisable may be adjusted as a result of certain issuances of the common stock of the Company.

Under the terms of an Investor Rights Agreement we entered into with the Friedman Fleischer Funds on June 13, 2002, we appointed David L. Lowe to serve on the Board in June 2002. The Investor Rights Agreement is attached as an exhibit to the Company’s Form 8-K filed on June 18, 2002, and more fully describes the rights of the Friedman Fleischer Funds.

According to Schedules 13D/A filed on June 30, 2004, October 6, 2004, and March 16, 2005 and a Form 144 filed June 20, 2005, the Friedman Fleischer Funds sold a beneficial interest in all of its shares of the Convertible Series A Preferred Stock and its Convertible Notes to Credit Suisse First Boston Capital LLC, pursuant to Forward Sale Contracts entered into as of June 25, 2004, October 10, 2004, March 15, 2005 and June 13, 2005, respectively.

On March 7, 2007 the Company delivered a notice of redemption to the Friedman Fleischer Funds and to Credit Suisse First Boston Capital LLC disclosing the election of the Company to effect the mandatory redemption of all such convertible securities from the holders thereof. Pursuant to the terms of the Convertible Series A Preferred Stock and Convertible Notes, Credit Suisse First Boston Capital LLC elected to convert such securities to shares of common stock of the Company at a conversion price of $10.19, prior to and in lieu of the mandatory redemption of the Convertible Securities.

The conversion was completed in April 2007. Pursuant to the conversion, all of the outstanding Convertible Series A Preferred Stock, in an aggregate value of $11,384,645 and all of the outstanding Convertible Notes, in an aggregate amount of $45,538,609, were converted into a total of 5,586,187 shares of the Company’s common stock.

Related Person Transaction Approval Policy

In June 2007, the Board adopted a policy for the review and approval of all transactions with related persons, pursuant to which the Audit Committee shall review the material facts of, and either approve or disapprove of the Company’s entry into, any transaction, arrangement or relationship or any series thereof in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or less than ten percent beneficial owner of another entity. For purposes of this policy, a “related person” is any executive officer, director or director nominee of the Company, any beneficial owner of more than five percent of the Company’s common stock, or any immediate family member of any of the foregoing. The Audit Committee has reviewed and pre-approved the entry into certain type of interested transactions with related parties, including without limitation the employment of executive officers and director compensation. In addition, the Board has delegated to the chair of the Audit Committee the authority to pre-approve or ratify any transaction with a related party in which the aggregate amount to be involved is less than $1,000,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires the Company’s directors, officers and ten percent beneficial owners to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish the Company with copies of such reports. Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company and the representations of reporting persons, all of the filings by the Company’s directors, officers and beneficial owners of more than ten percent of a class of equity securities were filed on a timely basis during the 2007 fiscal year.

Annual Report to Stockholders

Enclosed with this proxy statement is the Company’s annual report for fiscal 2007, which includes the Company’s Annual Report on Form 10-K (excluding the exhibits thereto). The annual report is enclosed for the convenience of stockholders and should not be viewed as part of these proxy solicitation materials. If any person who was a beneficial owner of the common stock of the Company on July 16, 2007 desires additional information, a complete copy of the Company’s Annual Report on Form 10-K, including the exhibits thereto, will be furnished upon written request. The request should identify the requesting person as a stockholder as of July 16, 2007 and should be directed to Peter L. Dunn, Esq., Corporate Secretary and General Counsel, Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067. The Company’s Annual Report on Form 10-K, including the exhibits thereto, is also available through the SEC’s web site at http://www.sec.gov.

Communications with Directors

Any stockholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group or any of its independent directors may send written communications to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Communications received in writing are forwarded to the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Submission of Stockholder Proposals for Consideration at the Annual Meeting

In order for business to be properly brought before the Annual Meeting by a stockholder (other than to be included in the Company’s proxy statement relating to the Company’s Annual Meeting of Stockholders in 2008), the stockholder must give notice of such business in writing to Peter L. Dunn, Esq., Corporate Secretary and General Counsel, Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067, at least 90 and not more than 120 days prior to the anniversary of the Annual Meeting of Stockholders in the previous year.

Stockholder Proposals and Nominations for Next Year’s Annual Meeting

Notice of any stockholder proposal or nomination of a person for election as director that is intended by a stockholder to be included in the Company’s proxy statement relating to the Company’s Annual Meeting of Stockholders in 2008 must be received by Peter L. Dunn, Esq., Corporate Secretary and General Counsel, Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067 by March 28, 2008. Each notice of any stockholder proposal must comply with the Securities Exchange Act of 1934, the rules and regulations thereunder, and the Company’s Bylaws as in effect at the time of such notice.

Stockholders Sharing an Address

The Company will deliver only one proxy statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement is delivered. A stockholder can notify the Company either in writing or by phone that the stockholder wishes to receive a separate copy of the proxy statement, or stockholders sharing an address can request delivery of a single copy of the proxy statement if they are receiving multiple copies, by contacting the Company at Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067, Attention: Corporate Secretary or at (310) 552-1834.

By Order of the Board of Directors,

Peter L. Dunn Corporate Secretary and General Counsel

July 26, 2007

[GRAPHIC APPEARS HERE]

PROXY FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders, to be held on September 11, 2007, and the related Proxy Statement and Korn/Ferry International’s Annual Report on Form 10-K and hereby appoints Paul C. Reilly and Gary D. Burnison, and each of them the attorney(s), agent(s) and proxy(ies) of the undersigned, with full power of substitution, to vote all stock of Korn/Ferry International which the undersigned is entitled to vote, for the matters indicated on the reverse side of this proxy card in the manner designated on the reverse side, or if not indicated by the undersigned in their discretion, and to vote in their discretion with respect to such other matters (including matters incident to the conduct of the meeting) as may properly come before the meeting and all adjournments and postponements thereto.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE PROPOSALS.

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

This Proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is given, this Proxy will be voted “FOR” the election of all nominees for election as directors and “FOR” the ratification of independent registered public accounting firm.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. To elect as Class 2010 Directors: 01 James E. Barlett, 02 Gary D. Burnison and 03 Edward D. Miller	FOR all nominees listed (except as marked to the contrary)		WITHHOLD AUTHORITY to vote for all nominees listed at left
INSTRUCTION: To withhold authority to vote for an individual nominee, check the “FOR” box and write the nominee’s name in the space provided:	☐		☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2008.	☐	☐	☐

3. To act upon any other matters that may properly come before the meeting and any adjournments or postponements thereof.

IMPORTANT PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature	Signature	Date

NOTE: (Please sign EXACTLY as name appears on this card. Joint owners should each sign. Attorney-in-fact, executors, administrators, trustees, guardians or corporation officers should give FULL title. This proxy shall be valid and may be voted regardless of the form of signature however.)

é FOLD AND DETACH HERE é